Exhibit 24

Mill Road Capital, L.P.

382 Greenwich Avenue, Suite One

Greenwich, CT 06830

February 22, 2010

VIA CERTIFIED MAIL AND FEDERAL EXPRESS

Kona Grill, Inc.

7150 E. Camelback Road

Suite 220

Scottsdale, AZ 85251

Re:	Demand to Inspect Stocklist Materials Pursuant to Section 220 of the General Corporation Law of the State of Delaware

Ladies and Gentlemen:

Mill Road Capital, L.P. (the “Record Holder”) is the record holder of 1,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Kona Grill, Inc., a Delaware corporation (the “Company”), and is the beneficial owner of 899,330 shares of Common Stock (including the 1,000 shares held of record stated above).

Pursuant to Section 220 of the General Corporation Law of the State of Delaware (the “DGCL”), as the record and beneficial owner of the shares of Common Stock stated above, the Record Holder hereby demands that it and its attorneys, representatives and agents be given, during the Company’s usual business hours, the opportunity to inspect the following stocklist materials of the Company and to make copies and/or extracts therefrom:

(a) A complete record or list of the stockholders of the Company, certified by the Company’s transfer agent(s) and/or registrar(s), setting forth the name, telephone number and address of, and the number, series and class of shares of stock of the Company registered in the name of, each stockholder as of the date hereof, and as of any record date established or to be established for the 2010 annual meeting of stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”). The date hereof and any such record date are each referred to separately as a “Determination Date”;

(b) Relating to the list of stockholders and all other information referred to in paragraph (a) above, electronic media containing such information, the computer processing data necessary for the Record Holder to make use of such information on electronic media and a hard copy printout of such information in order of descending balance of number of shares of stock for verification purposes;

(c) All daily transfer sheets showing changes in the names, telephone numbers and addresses of the Company’s stockholders or in the number, series or class of shares of stock of the Company held by the Company’s stockholders that have occurred after the date hereof and before (i) any subsequent Determination Date and (ii) the conclusion of the Annual

Kona Grill, Inc.

Meeting that are in or come into the possession of the Company or its transfer agent(s), or that can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trusts or their nominees after the date of the stockholder list referred to in paragraph (a) above and before the conclusion of the Annual Meeting;

(d) Any stop transfer lists or stop lists relating to any shares of stock of the Company and any additions, deletions, changes or corrections made thereto from the date of the earliest list referenced in paragraph (a) above.

(e) All information in, or that comes into, the Company’s or its transfer agent(s)’ or registrar(s)’ possession or control or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or their nominees or from other nominees of any central certificate depository system relating to the names and addresses and telephone numbers of, and the number, series and class of shares of stock of the Company as of each Determination Date held by, the participating brokers and banks named in the individual nominee names of Cede & Co. or other similar depositories or nominees, including (i) respondent bank lists, and all omnibus proxies and related respondent bank proxies and listings issued pursuant to Rule 14b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) all “Weekly Security Position Listing Daily Closing Balances” reports issued by The Depository Trust Company with respect to the Company’s stock;

(f) All information in, or that comes into, the Company’s possession or control or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or their nominees or from nominees of any central certificate depository system relating to the names and addresses and telephone numbers of, and the shares of stock of the Company held by, the non-objecting beneficial owners of the stock of the Company as of each Determination Date, including such information which is obtainable pursuant to Rule 14b-1(c) or Rule 14b-2(c) under the Exchange Act, on electronic media, along with such computer processing data as is necessary for the Record Holder to make use of such information on electronic media, and a hard copy printout of such information in order of descending balance for verification purposes. If such information is not in the Company’s possession, custody or control, such information should be requested from Broadridge Financial Solutions, Inc. – Investor Communications Services; and

(g) All lists on electronic media and the relevant processing data and printouts (as described in paragraph (b) above) containing the name and address of, and the number, series and class of shares of stock of the Company attributable to, any participant in any employee stock ownership plan, employee stock purchase plan or other employee compensation or benefit plan of the Company in which the decision to vote shares of stock of the Company held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan and the method(s) by which the Record Holder or its agents may communicate with each such participant, as well as the name, affiliation and telephone number of the trustee or administrator of each such plan, and a detailed explanation of the treatment not only of shares for which the trustee or administrator receives instructions from participants, but also shares for which either the trustee or administrator does not receive instructions or shares that are outstanding in the plan but are unallocated to any participant.

Kona Grill, Inc.

The Record Holder demands that all modifications, additions or deletions to any and all information referred to in paragraphs (a) through (g) above be immediately furnished to the Record Holder as such modifications, additions or deletions become available to the Company or its agents or representatives.

Upon presentment of appropriate documentation therefor, the Record Holder will bear the reasonable costs incurred by the Company, including those of its transfer agent(s) or registrar(s), in connection with the production of the information demanded.

The purpose of this demand is to enable the Record Holder to communicate with the Company’s other stockholders on matters relating to their interests as stockholders and to consider the solicitation of proxies in connection with the Record Holder’s proposal to nominate three (3) persons for election to the Company’s Board of Directors at the Annual Meeting, as described in the letter from the Record Holder to the Company dated January 28, 2010.

The Record Holder hereby designates and authorizes each of Peter M. Rosenblum, Esq. and Paul Bork, Esq. of Foley Hoag LLP, and any other persons designated by either of the foregoing or by the Record Holder, acting singly or in any combination, to conduct the inspection and copying herein requested. It is requested that (i) with respect to the information regarding the record and beneficial owners of the capital stock of the Company as of the date hereof, the materials identified above be made available to the designated parties no later than March 1, 2010, and (ii) with respect to all other information, all materials identified above relating to such information be made available to the designated parties as soon as it becomes available to the Company. Pursuant to Section 220 of the DGCL, you are required to respond to this demand within five (5) business days after the date hereof. Accordingly, please advise the Record Holder’s counsel, Peter M. Rosenblum, Esq. of Foley Hoag LLP, at (617) 832-1151 or Paul Bork, Esq. of Foley Hoag LLP, at (617) 832-1113, as promptly as practicable within the requisite timeframe, when and where the items requested above will be made available to the Record Holder. If the Company contends that this request is incomplete or is otherwise deficient in any respect, please notify the Record Holder immediately in writing, with a copy to each of Peter M. Rosenblum, Esq., and Paul Bork, Esq., Foley Hoag LLP, 155 Seaport Boulevard, Boston, MA 02210, facsimile (617) 832-7000, setting forth the facts that the Company contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, the Record Holder will assume that the Company agrees that this request complies in all respects with the requirements of the DGCL. The Record Holder reserves the right to withdraw or modify this request at any time.

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Kona Grill, Inc.

Very truly yours,

Mill Road Capital, L.P.

By:	Mill Road Capital GP LLC,
its General Partner

By:	/s/ Thomas E. Lynch
Thomas E. Lynch
Management Committee Director and Chairman

cc:	Peter M. Rosenblum, Esq.

Paul Bork, Esq.

State of Connecticut)

                                    )ss:

County of Fairfield)

I, Thomas E. Lynch, the Senior Managing Director of Mill Road Capital, L.P. (the “Record Holder”) and a Management Committee Director of Mill Road Capital GP LLC, the sole general partner of the Record Holder, being sworn, state that:

1.	I executed the foregoing letter, and the information and facts stated therein (including the information regarding the Record Holder’s ownership and the purpose of this demand for inspection) is true and correct,

2.	Such demand for inspection is reasonably related to the Record Holder’s interest as a stockholder and is not desired for a purpose which is in the interest of a business or object other than the business of the Company, and

3.	The foregoing letter contains a designation of each of Peter M. Rosenblum, Esq. and Paul Bork, Esq. of Foley Hoag LLP, and any other persons designated by either of the foregoing, or by the Record Holder, acting singly or in any combination, as the undersigned’s attorney or agent to conduct the inspection demanded by the Record Holder, and that the letter and this verification are the undersigned’s power of attorney authorizing the foregoing persons to act on behalf of the undersigned.

/s/ Thomas E. Lynch
Thomas E. Lynch

Subscribed and sworn to before me

this 18th day of February, 2010.

/s/ Theresa C. Engh
Notary Public

My commission expires: May 31, 2010